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On February 5, 2007, Altiris, Inc. held a conference call to discuss its financial results for fourth quarter 2006. A copy of the script used in connection with the conference call is set forth below.

Q4 & 2006 Earnings Call Script Final Draft 3

Brad Gittings — Altiris — Director of Investor Relations
Hello, I am Brad Gittings, director of Investor Relations for Altiris and today I am joined by Greg Butterfield, president and CEO of Altiris and Steve Erickson, CFO.
Before we begin, I would like to remind everyone that the information discussed on this call contains forward-looking statements regarding future events or the future performance of the company’s business. Such forward looking statements include those relating to our expectations regarding the closing of the Symantec acquisition, the benefits of the proposed combination of Symantec and Altiris, the expansion of our relationship with Dell and other growth catalysts in 2007.
We wish to caution you that such statements are based on management’s current expectations and actual results may differ materially from those set forth. Additional information concerning factors that may cause actual results to differ can be found in both Altiris’ and Symantec’s filings with the SEC.
During the call we will disclose non-GAAP financial measures. The reconciliation between non-GAAP and GAAP measures can be found in the table accompanying the press release and the posted website.
Lastly, the subject matter discussed on this conference call will be addressed in a proxy statement to be filed by Altiris with the SEC, which may be obtained, without charge, at the SEC’s web site following the filing. We urge you to read it when it becomes available because it will contain important information.

Greg Butterfield — Altiris — President and CEO
Thank you Brad, and thanks to all of you for joining us today as we report record revenue for the fourth quarter and fiscal-year 2006.
As you know, last week Altiris signed a definitive agreement to be acquired by Symantec — we currently anticipate that the closing will occur in the second quarter of calendar year 2007. We expect this transaction will leverage our respective core competitive advantages. We believe that Altiris’ leadership in provisioning, configuration management, remediation and migration, and Symantec’s extensive expertise in endpoint security, compliance and backup—providing customers comprehensive and secure endpoint management solution.
On today’s call I will first discuss some of our accomplishments in the fourth quarter, and will then discuss our achievements in 2006 before turning the call over to Steve for financial highlights.
For the fourth quarter we reported total revenue of 60.4 million dollars and non-GAAP earnings per diluted share of 27 cents.
The fourth quarter also closes a strong 2006 where we reported record revenue of 229.4 million dollars, up 22 percent over the prior year. Non-GAAP net income increased 130 percent to 31.7 million dollars or 1 dollar and 9 cents per diluted share.
In November, Dell announced a new systems management strategy with Altiris, based largely on our solid technology and our successful execution in the past. This extends our partnership to provide co-developed OpenManage hardware and software management tools based on the Altiris unified management architecture.

We believe this new relationship will significantly expand our penetration into the broader Dell market both in client and server management. Customers will be able to combine systems and hardware management under one console—making their systems more secure, and reducing the cost and complexity of their IT environments.
The Altiris development platform continued to build momentum in the fourth quarter as third-party vendors continued to develop and integrate their unique solutions with the Altiris architecture.
In the fourth quarter we experienced continued success with our VARs and systems integrators, adding to the overall strength of our channel. We also announced two new MSP-focused products, including a new subscription licensing model. Symantec and Altiris are both members of the MSP Alliance and we believe our joint product offering will help create new and recurring sources of revenue for our MSP partners.
Our security offerings integrated with our client and server management technology, and SVS, continued to guide Altiris into large enterprise customers in the fourth quarter.
A large insurance company that purchased 12,000 nodes of CMS recognized SVS as a key differentiator against the competition. This customer needed to keep their IT architecture patched and up to date with better distribution of their business critical applications. SVS provided them with improved application management and is helping them meet their business uptime requirements. This example also validates the convergence of security and IT operations.
In 2006 Altiris reached several important milestones. We successfully established the Altiris architecture as a development platform, we enhanced our product portfolio,

including the release of SVS and we further developed our partner channels with the addition of new revenue producing partners and the expansion of our Dell relationship.
We were very pleased with the overall progress we made in the fourth quarter and in 2006 — and as always I want to sincerely thank our employees, customers and partners for another successful year.
I will now turn the call over to Steve for details on our financial performance.
Steve Erickson, Altiris, Inc — CFO
Thanks, Greg. And thanks to all of you for joining us today as we report fourth quarter and fiscal-year 2006 results. Total revenue for the quarter was 60.4 million dollars, up 33 percent over the prior year and up 8 percent over the prior quarter. Non-GAAP net income for the fourth quarter was 7.9 million dollars or 27 cents per diluted share.
GAAP net income, including 1.7 million dollars in amortization of acquired core technology, 815 thousand dollars in amortization of intangible assets, 3.3 million dollars in stock-based compensation and 264 thousand dollars in warrant expense, was 3.6 million dollars or 12 cents per diluted share.
For the fiscal year, we reported total revenue of 229.4 million dollars, up 22 percent over 2005. Non-GAAP net income for 2006 was 31.7 million dollars, or 1 dollar and 9 cents per diluted share up from 13.8 million dollars and 48 cents per diluted share in 2005.
GAAP net income for 2006, including 6.8 million dollars related to the amortization of acquired core technology, 3.8 million dollars related to the amortization of intangible assets, 12.3 million dollars in stock-based compensation, 42 thousand dollars in restructuring charges and 264 thousand dollars in warrant expense was 15.5 million dollars and 53 cents per diluted share.
License revenue in 2006 increased 17 percent to 121.1 million dollars and service revenue increased 29 percent to 108.3 million dollars.
We want to remind you of the 7.2 million dollars of revenue that was carried-over from the fourth quarter of 2005 to the first quarter of 2006 due to the delayed shipment of license keys. This revenue carry-over has created greater upside to our year over year comparisons against our fourth quarter 2005 results.
Fourth quarter 2006 non-GAAP operating margin was 17 percent compared to 3 percent reported in the fourth quarter of 2005. For fiscal-year 2006, we achieved a non-GAAP operating margin of 18 percent.
In the quarter, international revenue represented 35 percent of total revenue. License revenue in the quarter was 32.1 million dollars, up 44 percent over the prior year. Our license mix was 53 percent, reflecting strong sales activity in our suite solutions.
Our OEM channel contributed 33 percent of revenue in the quarter, VARs and SI’s were 43 percent and direct sales were 24 percent. Dell represented 22 percent of revenue and HP represented 10 percent of revenue. There were a record 119 deals over 100 thousand dollars in the quarter.
Turning to the operating model, we reported non-GAAP operating income of 10.2 million dollars, up from 1.4 million dollars reported in the same period of last year.

Sales and marketing expenses for the fourth quarter were 25.1 million dollars, or 42 percent of revenue.
R&D expenses were 12.2 million dollars or 20 percent of revenue, and G&A expenses were 6.6 million dollars or 11 percent of revenue.
Other income was 2 million dollars, which consisted primarily of net interest income. Fully diluted shares, used to calculate EPS, were 29.7 million.
Turning to the balance sheet, we generated 11.1 million dollars in cash from operations and closed the quarter with cash and short-term investments of 189.8 million dollars. Deferred revenue increased to 66.1 million dollars in the quarter up from 61.5 million dollars in the previous quarter. Accounts receivable were 56.4 million dollars at the end of the quarter. DSOs were 86 days as compared to 73 days in the prior quarter. Our higher DSOs were the result of several large transactions closing in the last month of the quarter.
Due to the transaction we announced with Symantec last week, we will not be providing any guidance.
With that I will turn the call back over to Greg Butterfield.
Greg Butterfield, Altiris — President, CEO
Thank you Steve,
Driven by customer demand, the convergence of security and IT operations is a reality in today’s IT market. We believe the combination of Altiris’ leadership and innovation in service-oriented management solutions and Symantec’s expertise in endpoint security, compliance and backup positions us to offer total package suites that address this market trend.

Furthermore, we believe the similar visions and philosophies that we share with Symantec will allow us to capitalize on these and other upcoming technology trends in the endpoint market.
Altiris is still looking forward to several imminent catalysts to drive our business in 2007, including customer migration to Microsoft Vista, Intel vPro technology, our enhanced relationship with Dell, geographic expansion, growth in the public sector, and a growing value added reseller channel.
We believe that when the acquisition is completed, we will be in a position to leverage Symantec’s leading security technology, international market presence, and a strong consumer play in a broad segment of vertical markets. We believe our joint offering will also put both companies in a stronger position to address the growing complexity of customers’ IT infrastructures with solutions to address the convergence of I.T. operations and security.
I believe our highly synergistic distribution strategies, and our pursuit of common technologies will enable us to deliver industry leading solutions for endpoint security and systems management for years to come.
I will now turn the call back over to the operator for Q&A.
Operator please go ahead.
Additional Information
Altiris intends to file with the Securities and Exchange Commission preliminary and definitive proxy statements and other relevant materials in connection with the merger. The proxy statement will be mailed to the stockholders of Altiris. Before making any voting or investment decision with respect to the merger, investors and stockholders of Altiris are urged to read the proxy statement and the other relevant materials when they become available because they will contain important information about the merger, Altiris and Symantec. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the Securities and Exchange Commission (the “SEC”) at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Altiris at its corporate website at www.altiris.com under Company-Investor Relations or by contacting Investor Relations at Altiris, Inc. 588 W. 400 S., Lindon, UT 84042.
Altiris and its officers and directors may be deemed to be participants in the solicitation of proxies from Altiris’ stockholders with respect to the merger. A description of any interests that these officers and directors have in the merger will be available in the proxy statement. Information concerning Altiris’ directors and executive officers is set forth in Altiris’s proxy statement for its 2006 annual meeting of stockholders, which was filed with the SEC on April 26, 2006. These documents are available free of charge at the SEC’s web site at www.sec.gov or by going to Altiris’ Investor Relations page on its corporate website at www.altiris.com.

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